
TEXAS-OHIO GAS, INC.
Statements of Income
Periods Ended September 30, 1999
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)


                         Quarter     Nine Months
                         -------     -----------

Revenues          $12.5          $12.5
Cost of sales          11.3          11.3
                         -----          -----
Gross margin          1.2          1.2
                         -----          -----

Selling, general, and administrative     0.3          0.3
                         -----            -----
Net income               $ 0.9          $ 0.9
                              =====          =====

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